Exhibit (d)(2)
Eunice F. Lin
Executive Vice President and General Counsel
(703) 341-3484
Fax (703) 341-1689
elin@bna.com
May 11, 2011
Bloomberg L.P.
731 Lexington Avenue
New York, NY 10022
Attn: Daniel Doctoroff
          President

Re:	Confidentiality Agreement
Dear Mr. Doctoroff:
     Bloomberg L.P., a Delaware limited partnership (the “Recipient,” which term shall, for the purposes of this letter agreement, include its direct and indirect subsidiaries or affiliates), has expressed interest in exploring a possible transaction with, acquisition of, or business combination with (any of the foregoing, a “Transaction”) The Bureau of National Affairs, Inc., a Delaware corporation (together with its subsidiaries, the “Company”). As a condition to the furnishing to the Recipient and its Representatives (as defined below) of a confidential Offering Memorandum and certain other information about the Company’s properties, employees, finances, businesses, operations, assets, prospects and financial affairs, the Recipient agrees to be bound by the terms and conditions of this letter agreement, and the Recipient further agrees to inform any Representative to whom Proprietary Information (as defined below) is disclosed pursuant to the terms of this letter agreement of the contents of this letter agreement and that, by receiving such information, such Representative is agreeing to be bound by this letter agreement to the same extent as if such Representative were a party hereto.
     All information about the Company furnished by or on behalf of the Company or its Representatives, or learned by the Recipient in connection with visits to the Company’s facilities in connection with its consideration of a Transaction, whether furnished or learned before or after the date hereof, whether oral, written or electronic, and regardless of the manner or form in which it is furnished or learned, is referred to in this letter agreement as “Proprietary Information.” The term Proprietary Information shall include, without limitation, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information concerning the Company, its affiliates or subsidiaries, whether prepared by the Company or others, and any summaries, analyses
1801 S. Bell Street     □      Arlington, VA 22202     □       (703) 341-3000      □      www.bna.com

or other documents created by the Recipient, the Company or others to the extent the same refer to, relate to, discuss, constitute, or embody all or any portion of the Proprietary Information provided by the Company (collectively, “Evaluation Material”). The term Proprietary Information shall not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or any of its Representatives in breach of this letter agreement, (b) was or becomes available to the Recipient on a nonconfidential basis prior to or after its disclosure by the Company or its Representatives from a person other than the Company or its Representatives who is not otherwise known (after reasonable inquiry) to be bound by a confidentiality agreement with the Company or any of its Representatives, or is otherwise not known (after reasonable inquiry) to be under an obligation to the Company or any of its Representatives not to transmit the information to the Recipient, (c) was independently generated by Recipient or its Representatives without the use of the Proprietary Information, or (d) was provided to Recipient in its capacity as a newsgathering or media organization and not in its capacity as a potential contract counterparty and is not subject to a separate confidentiality agreement between the Recipient and the Company or any of their Representatives. As used in this letter agreement, the term “Representatives” means, as to any person, such person’s affiliates and its and their directors, managers, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel, consultants and accountants), sources of financing and controlling persons, but for the avoidance of doubt, “Representatives” excludes the Recipient’s current or prospective unaffiliated equity partners to a Transaction unless such current or prospective equity partners have been consented to in writing by the Company. Any person who after the date hereof becomes a Representative of either party shall be deemed to be such party’s Representative, for the purposes of this letter agreement, regardless of whether such person was such Representative on the date hereof. As used in this letter agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual. As used in this letter agreement, the term “affiliates” shall have the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.
     Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Company, the Recipient agrees (a) except as required by law, rule, regulation, stock exchange rule or disclosure requirement of the Securities and Exchange Commission (collectively, “Law”), to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than its Representatives who need to know the Proprietary information for purposes of evaluating a Transaction and who have been informed of the terms of this letter agreement, (b) not to use, and to take reasonable efforts to cause its Representatives not to use, Proprietary Information for any purpose other than in connection with its evaluation or negotiation of a Transaction or the consummation of a Transaction and (c) except as required by Law, not to disclose to any person (other than those of its Representatives who are actively and directly participating in the evaluation of a Transaction) any information about a Transaction, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto, the status thereof, the fact that Proprietary Information has been made available to the Recipient or its Representatives or the existence or terms and conditions of this letter agreement. At a minimum, the Recipient shall treat any Proprietary Information according to the same internal security procedures and with the same degree of care regarding its secrecy and confidentiality as similar information belonging to it is treated within its organization. The Recipient shall be responsible for any breach of the terms of this letter agreement by the Recipient or any of its Representatives and agrees to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of any Propriety Information.
     In the event that the Recipient or any of its Representatives is legally compelled, pursuant to a subpoena, civil investigative demand, regulatory demand or similar process or pursuant to applicable Law to disclose any Proprietary Information or any other information concerning the Company or a Transaction, the Recipient shall seek a written opinion from reputable and experienced outside counsel that a specific disclosure is necessary in order for the Recipient not to be in violation of or default under an applicable Law or order. The Recipient agrees that it shall provide the Company with prompt notice of such request or requirement, if permitted by Law to do so, and if so permitted Recipient shall also provide a copy of such opinion together with the text of the proposed disclosure as far in advance of its disclosure as is reasonably practicable, and will in good faith consult with and consider the suggestions of the Company concerning the nature and scope of the information the Recipient proposes to disclose. The Company may seek an appropriate protective order or other remedy, may consult with the Recipient with respect to the Company’s taking steps to resist or narrow the scope of such request or legal process, or may waive compliance, in whole or in part, with the terms of this letter agreement. The Recipient agrees to reasonably cooperate with, at the Company’s request and expense, and not to oppose any action by the Company to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of this letter agreement, the Recipient may disclose only that part of the Proprietary Information as it is advised by counsel in writing is legally required. In any such event, the Recipient shall use commercially reasonable efforts to ensure that all Proprietary

Information and other information that is so disclosed will be accorded confidential treatment.
     Except as required by Law, the Company agrees that, without Recipient’s prior written consent, neither the Company nor any of its Representatives will disclose to any third party (a) the fact that the Proprietary Information has been made available to Recipient, (b) the fact that discussions or negotiations are taking place or have taken place between Company and Recipient regarding a Transaction, or (c) any other facts with respect to discussions or negotiations connected to a Transaction with Recipient, including the terms of this letter agreement or the status of such discussions or negotiations.
     In further consideration of being furnished the Proprietary Information, the Recipient also agrees that for a period of two (2) years from the date of this letter agreement, neither it nor any of its controlled affiliates will, without the prior written consent of the Board of Directors of the Company:
(a)	acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or any assets of the Company or any subsidiary or division thereof;

(b)	make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company or any of its subsidiaries;

(c)	form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing;

(d)	make any public disclosure, or take any action which could require the Company to make any public disclosure, with respect to any of the foregoing;

(e)	otherwise act, alone or in concert with others (including by providing financing for another party), to seek to control, advise,

change or influence, in any manner, the management, Board of Directors, governing instruments, policies or affairs of the Company;

(f)	disclose any intention, plan or arrangement inconsistent with the foregoing; or

(g)	advise, assist or encourage any other persons in connection with any of the foregoing.
The Recipient also agrees not to request that the Company or any of its Representatives amend or waive any provision of this paragraph (including this sentence). If at any time the Recipient is approached by any third party concerning the Recipient’s or such third party’s participating in any of the types of matters referred to in this paragraph, the Recipient will not communicate with such third party concerning such participation, except that the Recipient will promptly inform such third party that the Recipient is bound by certain confidentiality obligations in respect of such assets, businesses or securities (without referring to this letter agreement).
     The Recipient agrees that, without the Company’s prior written consent, it will not for a period of eighteen months from the date hereof directly or indirectly solicit for employment any person who is now employed by the Company or any of its subsidiaries and who is identified by the Recipient as a result of its evaluation of a Transaction; provided, however, that the Recipient shall not be prohibited from (a) conducting generalized solicitations for employees (which solicitations are not specifically targeted at the Company’s employees) through the use of media advertisements, professional search firms or otherwise or hiring any employee of Company or its subsidiaries who responds to any such generalized solicitation, or (b) if the Recipient and the Company enter into a definitive agreement concerning a Transaction, employing such persons connected with the Company in accordance with such definitive agreement and in accordance with all applicable laws. For the purposes of this letter agreement, “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid on the Recipient’s part. The Recipient further agrees that neither it nor any of its Representatives will, for a period of three (3) years from the date hereof, use any Evaluation Material to divert or attempt to divert any business or customer of the Company to any other person.

     The Recipient acknowledges that the Proprietary Information is and at all times remains the sole and exclusive property of the Company, and the Company has the exclusive right, title, and interest to such Proprietary Information. No right or license, by implication or otherwise, is granted by the Company as a result of any disclosure of Proprietary Information under this letter agreement.
     The Recipient acknowledges that neither the Company nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any Proprietary Information, and the Recipient agrees that, except as set forth in a definitive written agreement relating to a Transaction, neither the Company nor any of its Representatives shall have any liability to the Recipient or any of its Representatives relating to or arising from the use of any Proprietary Information by the Recipient or its Representatives or for any errors therein or omissions therefrom. The Recipient also agrees that it is not entitled to rely on the accuracy or completeness of any Proprietary Information and that it shall be entitled to rely solely on such representations and warranties regarding Proprietary Information as may be made to it in the definitive agreement relating to a Transaction, if any, subject to the terms and conditions of such definitive agreement.
     The Recipient acknowledges that the Company may establish procedures and guidelines (the “Procedures”) for the submission of proposals with respect to a Transaction. The Recipient acknowledges and agrees that, except as otherwise agreed in writing by the Company (including without limitation in any definitive agreement relating to a Transaction) (a) the Company and its Representatives are free to conduct the process leading up to a Transaction as the Company and its Representatives, in their sole discretion, determine (including, without limitation, by negotiating with any third party and entering into a preliminary or definitive agreement without prior notice to the Recipient or any other person); (b) the Company reserves the right, in its sole discretion, to change the Procedures relating to the consideration of a Transaction at any time without prior notice to the Recipient or any other person, to reject any and all proposals made by the Recipient or any of its Representatives regarding a Transaction, and to terminate discussions and negotiations with the Recipient at any time and for any reason; and (c) neither the Company nor any of its Representatives nor any third party with whom the Company may enter into any agreement for or complete any transaction, shall have any liability to the Recipient or its Representatives arising out of or relating to such transaction.
     The Recipient agrees not to initiate or maintain contact (except for contacts made in connection with existing commercial relationships and/or in the ordinary course of business) with any officer, director, employee or agent of the Company except with the express prior permission of the Company. It is understood that, if appropriate, the Company will arrange for contacts for due diligence purposes. It is further understood that all (a) communications regarding a Transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding the Procedures will be submitted only to certain individuals designated by the Company.
     This letter agreement binds the parties only with respect to the matters expressly set forth herein, and neither party is bound or committed to negotiate or consummate a Transaction unless and until a definitive agreement on such matters has been executed and delivered on behalf of both parties by their duly authorized officers.
     If the Recipient determines that it does not wish to proceed with a Transaction, it will promptly advise the Company of that decision in writing (such notification, a “Termination Notice”). In such case, or at any time upon the request of the Company, the Recipient and its Representatives shall promptly destroy all copies of Proprietary Information in its or their possession or under its or their custody or control (including (a) any additional copies of Proprietary Information made by or on behalf of the Recipient or its Representatives and (b) Proprietary Information stored in electronic form on computers); provided, however, that the Recipient and its Representatives shall return all copies of Proprietary Information in its or their possession or under its or their custody or control to the Company, if the Company so requests in writing, within five (5) business days after receiving such a request from the Company. The Recipient shall not retain any copies or other reproductions in whole or in part of such material except as may be required by Law. Upon request of Company, an officer of the Recipient shall certify the Recipient’s compliance with this paragraph. Notwithstanding the return or destruction of the Proprietary Information, the Recipient and its Representatives shall continue to be bound by their obligations hereunder for a period of three (3) years from the date of any Termination Notice, except that those provisions of this letter agreement subject to a shorter termination provision specified therein shall terminate in accordance with their terms. In the event that no Termination Notice is delivered, then this letter agreement (and Recipient’s and its Representatives’ obligations hereunder) shall automatically terminate three (3) years from the date hereof, expect that those provisions of this letter agreement subject to a shorter termination provision specified therein shall terminate in accordance with their terms.
     The Recipient is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. The Recipient hereby confirms that it, and its Representatives, shall take any action necessary to prevent the use of any information about the Company by Recipient or its Representatives in a way which might violate any antitrust or other applicable Law.
     The Recipient acknowledges that, in order to ensure the integrity of the process to sell the Company and provide persons participating in the sale process with fair assurance that if they are chosen as a successful bidder they will not become involved in a legal dispute, the results of the process as determined by the Company in its sole discretion must be final. In consideration of the collective benefit to all persons participating in the sale process of finality in the process and of the Company providing the Recipient with access to its Proprietary Information pursuant to this letter agreement, the sufficiency of which consideration is hereby acknowledged, the Recipient further agrees (i) not to object to or intervene in any regulatory proceedings involving the Company and (ii) not to seek from any regulatory agency or any court any order, judgment or decree that its bid was the “highest” or “best” bid, that it is or should be chosen as the successful bidder in the process, that the Company erred in its evaluation of the price, terms or conditions of the Recipient’s bid or any bid of any other person participating in the process as compared to the chosen successful bidder’s bid (if there be one), or that the Company otherwise exercised its discretion in an inappropriate manner.
     It is understood that the covenants of this letter agreement and the Proprietary Information disclosed are special, unique and of extraordinary character. The Company may be irreparably harmed by a breach of this letter agreement, and the use of the Proprietary Information for the business purposes of any person other than the parties to this letter agreement or their Representatives may enable such person to compete unfairly with the Company. In the event that the Recipient or its Representatives shall have knowledge of any breach of the confidentiality of, or the misappropriation of, any of the Proprietary Information, it shall promptly give notice thereof to the Company. Without prejudice to the rights and remedies otherwise available to the Company, the Recipient agrees that the Company shall be entitled to seek equitable relief by way of injunction or otherwise, without proof of actual damages and without the need of posting bond or demonstrating that money damages would be inadequate, if the Recipient or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement. The Recipient also agrees to indemnify and hold the Company harmless from any damages, losses, costs or liabilities (including, without limitation, legal fees or other costs of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by the Recipient or its Representatives of any Proprietary Information or other violation of the terms of this letter agreement.
     It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
     This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to its conflicts of law principles. The parties hereto agree that venue in any and all actions and proceedings related to this letter agreement shall be in the state and federal courts of Delaware, which courts shall have exclusive personal and subject matter jurisdiction for such purpose, and the parties hereto irrevocably submit to the exclusive jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.
     The Recipient agrees that the rights and remedies of the Company under this letter agreement shall inure to the benefit of the Company, its affiliates, and their respective successors and assigns. The Recipient may not assign this letter agreement without the prior written consent of the Company, and any attempt to do so shall be null and void. This letter agreement shall be binding upon the Recipient’s successors and permitted assigns. Without limiting the foregoing, the Recipient acknowledges and agrees that if a Transaction is consummated with a person other than the Recipient, such person, as an intended third-party beneficiary or as an assignee of rights hereunder, shall be entitled to enforce the provisions of this letter agreement to the same extent as the Company.
     If any provision of this letter agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable, the remainder of the provisions of this letter agreement shall remain in full force and effect. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.
     The Company has engaged Skadden, Arps, Slate, Meagher & Flom LLP as its legal counsel in connection with the possible Transaction. Skadden, Arps, Slate,

Meagher & Flom LLP may also, now or in the future, represent the Recipient or one or more of the Recipient’s affiliates in connection with unrelated matters. By entering into this letter agreement, the Recipient and its Representatives (i) consent to the continued representation of the Company by Skadden, Arps, Slate, Meagher & Flom LLP in connection with a Transaction and (ii) waive any actual or alleged conflict of Skadden, Arps, Slate, Meagher & Flom LLP that may arise from Skadden, Arps, Slate, Meagher & Flom LLP’s representation of the Company in connection with a Transaction. Nothing contained herein shall be deemed to constitute a waiver of any privilege or consent to the disclosure of any Proprietary Information. In addition, the Recipient hereby acknowledges that it has obtained independent legal advice with respect to this consent and waiver. If you have any questions regarding this paragraph, please contact Michael P. Rogan at Skadden, Arps, Slate, Meagher & Flom LLP at 202-371-7550 or at Michael.Rogan@skadden.com.
     Any notice to the Company hereunder shall be made in writing, by first class mail or by overnight courier to:
The Bureau of National Affairs, Inc.
1801 South Bell Street
Arlington, Virginia 22202
Attn: Eunice Lin
          Executive Vice President &
          General Counsel
     This letter agreement contains the entire agreement between the Company and the Recipient concerning the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon the Company or the Recipient, unless approved in writing by each of the parties hereto. This letter agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
[Signature Page Follows]

     Please confirm your agreement with the foregoing by countersigning this letter agreement in the space provided below and returning to the undersigned a fully executed copy of this letter agreement.

The Bureau of National Affairs, Inc.

By: Name:	/s/ Eunice F. Lin Eunice F. Lin
Title:	Executive Vice President and
General Counsel
Accepted and Agreed
as of the date set forth above:
Bloomberg L.P.
By: Bloomberg Inc., its General Partner

By:	/s/ Daniel L. Doctoroff
Name:	Daniel L. Doctoroff
Title:	President

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